UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2023

The Simply Good Foods Company

(Exact name of registrant as specified in its charter)

Delaware	001-38115	82-1038121
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1225 17th Street, Suite 1000
Denver, CO 80202
(Address of principal executive offices and zip code)

(303) 633-2840

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SMPL	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2023, The Simply Good Foods Company (the “Company”) announced a Chief Executive Officer succession plan. Geoff Tanner, formerly Chief Commercial and Marketing Officer at The J.M. Smucker Company (“Smucker”), has been named President, Chief Operating Officer and CEO Elect of the Company and a member of the Company’s Board of Directors (the “Board”), effective April 3, 2023. The size of the Board will be increased to twelve directors effective April 3, 2023. Mr. Tanner will subsequently succeed Joseph E. Scalzo as Chief Executive Officer in July 2023, in connection with Mr. Scalzo’s sixth anniversary as Chief Executive Officer of the Company. At the time of the Chief Executive Officer succession, Mr. Scalzo will be appointed as Executive Vice Chair of the Board and is expected to serve in this role through August 31, 2024, the last day of the Company’s fiscal year 2024. Mr. Scalzo is expected to continue to serve as a director thereafter. Upon Mr. Scalzo’s appointment as Executive Vice Chair, David J. West, will step down from the position of Vice Chair of the Board, but is expected to continue to serve as an independent director of the Company.

Appointment of Mr. Tanner

Mr. Tanner, age 49, has served as Chief Commercial and Marketing Officer of Smucker since October 2019, reporting to the CEO. From 2016 through 2019, he served as Senior Vice President, Growth of Smucker, reporting to the CEO. He served in various leadership roles of increasing responsibility at Big Heart Pet Brands (and its predecessor Del Monte Foods) from 2003 to 2016, when it was acquired by Smucker, including Vice President, Marketing and General Manager and Vice President, Innovation. Earlier in his career, he was a senior strategy consultant at Cap Gemini Ernst & Young. Mr. Tanner is a member of the Johnsonville Meat LLC Board and the Food Industry Association Foundation Board. He received a Bachelor of Commerce and Bachelor of Arts in Political Science and Government from Victoria University of Wellington in New Zealand, and an MBA from the Duke University Fuqua School of Business.

There is no arrangement or understanding between Mr. Tanner and any other person pursuant to which Mr. Tanner was selected as the Company’s President, Chief Operating Officer, CEO Elect and director, and there are no family relationships between Mr. Tanner and any of the Company’s directors or executive officers. In addition, there have been no transactions involving Mr. Tanner that would be required to be disclosed by Item 404(a) of Regulation S-K.

In connection with Mr. Tanner’s appointment, on January 27, 2023, the Company and Mr. Tanner entered into an offer letter (the “Tanner Offer Letter”), pursuant to which Mr. Tanner’s role as President, Chief Operating Officer and CEO Elect will commence on April 3, 2023 (the “Start Date”), and it is expected that he will be appointed as President and Chief Executive Officer on or about July 7, 2023 (the “Transition Date”). Mr. Tanner is to relocate his primary residence to the Denver, Colorado area by September 1, 2023.

The Tanner Offer Letter provides for (i) an annual base salary of $750,000 and (ii) eligibility to earn an annual bonus under the Company’s 2017 Omnibus Incentive Plan (the “OIP”) with a target annual incentive award of 100% of his annual base salary and a maximum annual incentive award of 200% of his annual base salary. For fiscal year 2023, Mr. Tanner’s annual incentive award bonus opportunity will be prorated based on the number of days from the Start Date to the end of fiscal year 2023.

Mr. Tanner will also be eligible to participate in the Company’s long term incentive program under the OIP, beginning in fiscal year 2024 and each fiscal year thereafter. For fiscal year 2024, Mr. Tanner is eligible to receive a long term incentive award comprising a number of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), having the targeted aggregate dollar value equal to 250% of his base salary at the time of grant, with the form and terms of the long term incentive awards to be determined by the Board (or a committee thereof).

In recognition of the compensation Mr. Tanner is forfeiting by leaving his former employer, Mr. Tanner will also be receiving the following: (i) a one-time cash bonus and relocation stipend of $700,000; and (ii) a one-time make-whole and fiscal year 2023 interim equity award under the OIP consisting of restricted stock units of the Company in respect of 20,000 shares of Company Common Stock (the “Initial RSUs”) and options to purchase Common Stock of the Company in respect of 150,000 shares (the “Initial Options”). The Initial RSUs will vest over a three-year period, with approximately one-third vesting each year on the anniversary date of the Start Date, subject to Mr. Tanner’s continued employment. The Initial Options will cliff vest on the third anniversary of the Start Date, subject to Mr. Tanner’s continued employment. If Mr. Tanner’s employment is terminated by the Company without Cause or by him for Good Reason (as such terms are defined in the Tanner Offer Letter), the unvested portion of the Initial RSUs and Initial Options will immediately vest.

Mr. Tanner will be a participant in The Simply Good Foods Company Amended and Restated Executive Severance Compensation Plan, dated as of January 20, 2022 (and as amended from time to time, the “Severance Plan”) as a Tier I participant, except that, in the event Mr. Tanner’s employment is terminated by the Company without Cause or by him for Good Reason (as such terms are defined in the Tanner Offer Letter), and subject to his execution and non-revocation of a customary release, he will be entitled to cash severance equal to the sum of two (2) times (i) his base salary, (ii) target annual bonus amount, and (iii) the amount equal to the annual cost of COBRA coverage, which total amount will be paid in twenty-four (24) equal monthly installments.

Mr. Tanner will also be entitled to reimbursement for certain reasonable legal fees incurred in connection with the negotiation of the Tanner Offer Letter and ancillary agreements. He will, on or about his Start Date, also enter into the Company’s standard form of Confidentiality Agreement, which includes a one-year non-competition covenant and an eighteen-month non-solicitation covenant, and standard form Indemnity Agreement for directors and officers.

Transition Agreement with Mr. Scalzo

In connection with Mr. Scalzo’s transition into retirement, on January 27, 2023, the Company entered into a transition agreement with Mr. Scalzo (the “Scalzo Transition Agreement”). The Scalzo Transition Agreement provides Mr. Scalzo will remain Chief Executive Officer of the Company through the Transition Date. After the Transition Date, he will serve in the role of Executive Vice Chairman of the Board through the end of the Company’s 2024 fiscal year, at which time his employment with the Company will cease and he will be appointed as non-executive Vice Chairman of the Board. Prior to the Transition Date, Mr. Scalzo’s service as Chief Executive Officer of the Company will continue to be governed by the terms and conditions of Mr. Scalzo’s amended and restated employment agreement with the Company, dated July 7, 2017, as amended (the “Scalzo Employment Agreement”). On the Transition Date, the Scalzo Employment Agreement will expire and terminate, and the Scalzo Transition Agreement will govern the terms of Mr. Scalzo’s service during, and following, his appointment as Executive Vice Chairman of the Board.

The Scalzo Transition Agreement provides that after the Transition Date, Mr. Scalzo will receive an annual base salary of $200,000, which will be prorated for partial years of service, and he will be eligible to receive an annual incentive award, on the same terms as the senior executives of the Company. For fiscal year 2023, his annual bonus will be prorated to reflect the applicable base salary and target and maximum percentages for the periods before and after the Transition Date, and, in each case, will reflect actual Company performance for fiscal year 2023 under the terms of the 2023 annual incentive award program. For fiscal year 2024, the annual incentive target amount will be 100% of his annual base salary, with a maximum payout of 200% of his annual base salary. Any new equity awards granted to Mr. Scalzo on or after the Transition Date pursuant to the Scalzo Transition Agreement, as granted in the discretion of the Board, will receive retirement equity treatment, the details of which are set forth in the Scalzo Transition Agreement and are consistent with the retirement equity treatment provided in the Scalzo Employment Agreement. In addition, on or about the Transition Date, Mr. Scalzo will be awarded restricted stock units of the Company with a target value of $350,000 that would cliff vest on the one-year anniversary of the date of grant, which grant is also eligible for retirement equity treatment if Mr. Scalzo’s employment is terminated by the Company without Cause or by Mr. Scalzo for Good Reason (as such terms are defined in the Scalzo Transition Agreement), in each case, prior to vesting.

Following the Transition Date, Mr. Scalzo will continue to be a participant in the Severance Plan as a Tier I participant, except that, in the event Mr. Scalzo’s employment is terminated during the Transition Period by the Company without Cause or by him for Good Reason (as such terms are defined in the Scalzo Transition Agreement), and subject to his execution and non-revocation of a customary release, he will continue to be entitled to cash severance equal to the sum of two (2) times (i) his base salary, (ii) target annual bonus amount, and (iii) the amount equal to the annual cost of COBRA coverage, which total amount will be paid in twenty-four (24) equal monthly installments.

Consistent with the terms of the Scalzo Employment Agreement, Mr. Scalzo is required to comply with the restrictive covenants set forth in the Scalzo Transition Agreement, including twenty-four month non-competition and non-solicitation covenants. Mr. Scalzo will continue to be bound by the Indemnity Agreement entered into by him and the Company on July 7, 2017. Mr. Scalzo will also be entitled to reimbursement for certain reasonable legal fees incurred in connection with the negotiation of the Scalzo Transition Agreement.

The foregoing descriptions of the Tanner Offer Letter and Scalzo Transition Agreement are not complete and are qualified in their entirety by the terms and provisions of the Tanner Offer Letter and Scalzo Transition Agreement, as applicable, copies of which are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

A press release related to the matters described in Item 5.02 of this Current Report on Form 8-K is furnished herewith as Exhibit 99.1 and hereby incorporated in this Item 7.01 by reference.

The information in Exhibit 99.1 of this Current Report on Form 8-K is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)            Exhibits. The following documents are included as exhibits to this report:

Exhibit No.	Description
10.1	Offer Letter, dated January 27, 2023, between The Simply Good Foods Company and Geoff Tanner.
10.2	Transition Agreement, dated January 27, 2023, by and between The Simply Good Foods Company and Joseph E. Scalzo.
99.1	Press release issued January 30, 2023, announcing the succession plan and transition of Joseph E. Scalzo and the appointment of Geoff Tanner to the role of President, Chief Operating Officer and Chief Executive Officer Elect.
104	Cover Page Interactive Data File (embedded within the Inline XBLR document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SIMPLY GOOD FOODS COMPANY (Registrant)

Date: January 30, 2023

	By:	/s/ Shaun P. Mara
Shaun P. Mara
Chief Financial Officer

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